Exhibit 10.2

Binding Term Sheet
Employment Agreement for Mark Tkach
June 16, 2023

Title and Reporting:	Interim Chief Executive Officer, reporting to the Board of Directors

Duties:	Will devote full-time working hours and efforts on behalf of the Company

Initial Term:	Six months unless extended by mutual agreement

Salary:	$700,000 per annum, prorated for the period of time employed and payable in accordance with the Company’s normal payroll practices (for the avoidance of doubt, if he works for six months, he would receive $350,000)

Bonus:	RSU’s with a grant date fair value equal to $500,000 (subject to shareholder approval, if necessary), 50% of which will vest three months following the initial date of employment and 50% of which will vest six months following the initial date of employment. The RSUs will be granted on the date that is two business days after the Company releases its second quarter earnings for 2023 (so long as Mr. Tkach has remained continuously employed by the Company from the the initial date of employment through such date).

Benefits:	Consistent with Company policy

Reimbursement of Expenses:	Consistent with Company policy

Indemnity:	To the fullest extent permitted under Bylaws

Termination:	Payment through the end of the term if without cause by the Company,; no payment if for cause.

Confidentiality:	Market confidentiality provisions.

[Signature page follows]

Agreed to as of the date set forth above.

RUMBLEON, INC.

/s/ Steven Pully
Steven Pully on behalf of the Board of Directors of RumbleOn, Inc.

/s/ Mark Tkach
Mark Tkach